Exhibit 99.1

Micron Appoints Alexis Black Björlin to Board of Directors

BOISE, Idaho, June 9, 2026 — Micron Technology, Inc. (Nasdaq: MU) today announced the appointment of Dr. Alexis Black Björlin to its board of directors.

Dr. Björlin is a highly accomplished technology executive with deep experience spanning artificial intelligence infrastructure, cloud platforms, semiconductors, networking and optical systems. She is currently Chief Strategy Officer at General Catalyst. Previously, Dr. Björlin served as senior vice president and general manager of DGX Cloud at NVIDIA. She has also held senior leadership roles at several other leading technology companies, including vice president of infrastructure at Meta Platforms, senior vice president and general manager of the Optical Systems division at Broadcom, corporate vice president of Intel’s Data Center Group and president of Source Photonics.

Dr. Björlin has served on the boards of Digital Realty, Astera Labs, Celestial AI, and the Global Semiconductor Alliance.

“Alexis is a respected technology and business leader with exceptional expertise at the intersection of AI infrastructure, cloud systems and semiconductors,” said Sanjay Mehrotra, Chairman, President and CEO of Micron. “Her experience leading large-scale technology platforms and advancing some of the industry’s most important innovations will be a tremendous asset to Micron. We are very pleased to welcome Alexis to our board and look forward to the insight she will bring as we continue to build on our technology leadership and capture the significant opportunities ahead.”

“I am delighted to welcome Alexis to the Micron board of directors,” said Lynn Dugle, Micron’s lead independent director. “Alexis brings a rare combination of technical depth, strategic vision and operating experience across some of the world’s most important technology companies. I am confident she will contribute to our board’s work and to Micron’s long-term success.”

Dr. Björlin holds a Bachelor of Science in materials science and engineering from the Massachusetts Institute of Technology and a Ph.D. in materials science from the University of California, Santa Barbara.

About Micron Technology, Inc.

Micron Technology, Inc. is an industry leader in innovative memory and storage solutions transforming how the world uses information to enrich life for all. With a relentless focus on our customers, technology leadership, and manufacturing and operational excellence, Micron delivers a rich portfolio of high-performance DRAM, NAND, and NOR memory and storage products. Every day, the innovations that our people create fuel the data economy, enabling advances in artificial intelligence (AI) and compute-intensive applications that unleash opportunities — from the data center to the intelligent edge and across the client and mobile user experience. To learn more about Micron Technology, Inc. (Nasdaq: MU), visit micron.com.

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